UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 16, 2008
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-18443	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
Request for Reexamination of U.S. Patent No. 5,908,838
     Medicis Pharmaceutical Corporation (the “Company”) reported that a third party filed with the United States Patent and Trademark Office (“USPTO”) a Request for Ex Parte Reexamination of the Company’s U.S. Patent No. 5,908,838 (“’838 patent”) related to SOLODYN®. The USPTO has three months to review the reexamination request and to determine whether it believes that the request raises a substantial new question of patentability as to the ’838 patent. If reexamination is granted by the USPTO, a result could be that one or more of the claims in the ’838 patent is invalidated or narrowed in scope, either of which could have a material adverse impact on the Company. If the USPTO determines that the request does not raise a substantial new question of patentability, a reexamination of the ’838 patent will not occur and such a finding could benefit the Company. The Company believes that the USPTO should reconfirm the validity of the ’838 patent in the event of a reexamination. However, there can be no guarantee as to the outcome.
Final Rejection of Certain Patent Applications
     The Company received notification of final rejections from the USPTO with respect to two of its patent applications relating to SOLODYN® (application numbers 11/776,669 and 11/776,771). The Company is currently evaluating the USPTO’s actions and its options. Final office actions are not uncommon in the patent prosecution process. The Company currently has plans to continue to prosecute with the USPTO these applications and its other multiple pending patent applications relating to SOLODYN®. The Company cannot be sure that any of these patent applications will ultimately result in one or more issued patents.
     The disclosures set forth in this Item 8.01 speak only as of the date of this Current Report on Form 8-K, and the Company disclaims any intention or obligation to update or revise any such statements to reflect new information, future events or developments or otherwise, except as required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2008	By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, General Counsel and Corporate Secretary